Exhibit 16.1

LGT
Lane Gorman Trubitt LLC
Accountants & Advisors

Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated September 30, 2016 of Uluru, Inc. and have the following comments:

1.	We agree with the statements made in the first four paragraphs.

2.	We have no basis on which to agree or disagree with the statements made in the final two paragraphs.

Yours truly,

/s/ Lane Gorman Trubitt, LLC

Dallas, Texas
September 30, 2016

Members of AICPA and The Leading Edge Alliance

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